Exhibit 99.1

SIGNATURE PAGE

ARTAL PARTICIPATIONS S.a r.l. Signature: /s/ Pierre Claudel Name/Title: Pierre Claudel, Manager Date: May 8, 2026
ARTAL INTERNATIONAL S.C.A. Signature: /s/ Anne Goffard Name/Title: Anne Goffard, Managing Director of Artal International Management S.A., its managing partner Date: May 8, 2026

ARTAL INTERNATIONAL MANAGEMENT S.A. Signature: /s/ Anne Goffard Name/Title: Anne Goffard, Managing Director Date: May 8, 2026
ARTAL GROUP S.A. Signature: /s/ Anne Goffard Name/Title: Anne Goffard, Authorized Person Date: May 8, 2026
WESTEND S.A. Signature: /s/ Anne Goffard Name/Title: Anne Goffard, Managing Director Date: May 8, 2026
STICHTING ADMINISTRATIEKANTOOR WESTEND Signature: /s/ Amaury Wittouck Name: Amaury Wittouck, Sole Member of the Board Date: May 8, 2026
AMAURY WITTOUCK Signature: /s/ Amaury Wittouck Name: Amaury Wittouck Date: May 8, 2026